Exhibit 10.17

February 24,2021

Daniel Rosenthal
9101 Burning Tree Road Bethesda MD 20817

Re:    Employment Terms

Dear Dan:
You are currently employed with Root, Inc. (the “Company”). This letter agreement confirms the terms and conditions of your employment (the “Agreement”). As of your execution of this Agreement, you acknowledge and agree that you are no longer eligible for nor entitled to any further compensation or benefits under the terms of your offer letter of employment with the Company, dated July 16, 2019 (the “July 2019 Agreement”), or any other prior offer letter, other agreement or terms of employment with the Company, all of which are hereby superseded and replaced by this Agreement.

1.Position. You are serving in a full-time capacity as the Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer. The scope of your responsibilities as CFO will include finance, accounting, legal and regulatory responsibilities (“Scope of Responsibilities”). You will work remotely from your home office in Bethesda, Maryland. You will be expected to travel to the Company’s office located in Columbus, Ohio from time to time and upon the Company’s request. You will be reimbursed for reasonable and documented expenses related to business-related travel outside of the D.C.-metro area pursuant to the Company’s policies and practices. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

2.Salary. You will be paid an annual base salary at the rate of $475,000 per year, less applicable deductions and withholdings, paid in accordance with the Company’s payroll practices, as may be in effect from time to time.
3.Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. Currently, exempt employees do not accrue vacation. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4.Stock Options. You have previously been granted various equity interests in the Company. The Company confirms that all of the performance target based Equity Grant in

Exhibit 10.17

Section 4 of the 2019 Agreement have been satisfied and those options have vested in full. The currently unvested time-based options shall survive the termination of the 2019 Agreement. All such options shall remain in effect and continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans.
5.Performance Bonuses. Each year, you will be eligible to earn an annual discretionary bonus of up to 100% of your annual base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Company in its sole discretion, and shall be based, in part, upon your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

6.At-Will Employment / Severance Eligibility.

(a)At-Will Employment. Your employment with Company remains “at- will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.
(b)Termination For Cause; Resignation without Good Reason. If, at any time, the Company terminates your employment for Cause (as defined below), you resign your employment without Good Reason (as defined below), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.
(c)Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates your employment without Cause or if you resign your employment for Good Reason, (either such termination referred to as a “Qualifying Termination”), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations and the conditions set forth below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

i.an amount equal to 12 months of your then current base salary, less all applicable withholdings and deductions, paid over such 12-month period on the schedule described below (the “Salary Continuation”);

ii.if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall (in the Company’s discretion) pay directly or reimburse you for the payment of the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the

Exhibit 10.17

Separation from Service date until the earliest of (A) the 12-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of Section 409A of the Internal Revenue Code (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

iii.the Company shall accelerate the vesting of any then-unvested Company equity awards, including but not limited to restricted stock units and performance stock units, then held by you such that as of your Separation from Service date, you will be deemed to have satisfied all performance requirements and shall be vested in all shares that were unvested at the time of termination without cause; and

iv.in the event of a Qualifying Termination that occurs upon or within 12 months following the closing of a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan), provided such Qualifying Termination constitutes a Separation from Service, then the Company shall accelerate the vesting of any then-unvested Company equity awards then held by you such that 100% of such awards shall be deemed immediately vested and exercisable as of your Separation from Service date.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within 60 days following your termination date; and
(c)if you are a member of the Company’s Board of Directors (the “Board”), your resignation from the Board, to be effective no later than the date of your Separation from Service date (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service date. On the 60th day following your Separation from Service date, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of

Exhibit 10.17

the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.
(d)Definition of Cause. For purposes of this Agreement, “Cause” shall mean a good faith finding by the Company that you have (i) failed, neglected, or willfully refused to perform a material aspect of your lawful employment duties related to your position or as from time to time assigned to you (other than due to disability within the meaning of Internal Revenue Code Section 22(eX3)), have been provided a written notice of such failure and have been provided seven business days to begin to cure such failure but have not cured the issue; (ii) committed any willful, intentional, or grossly negligent act having the effect of injuring the interest, business, or reputation of the Company; (iii) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (iv) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); (v) committed an intentional or willful unauthorized disclosure of Confidential Information (as defined in the Company’s Proprietary Information and Inventions Agreement);
(vi)breached any material provision of any written agreement between you and the Company; or
(vii)failed, neglected, or refused to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, have been provided written notice of such violation of the Company’s written policies or rules and have failed to cure any such violation within seven business days of the receipt of the written notice.

(e)Definition of Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a reduction of your then-current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a material reduction in your authority (including requiring you to report to anyone other than the current chief executive officer, Alex Timm), or to the Scope of Responsibilities (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in authority or to the Scope of Responsibilities); (iii) the Company removes you from the Board without cause (provided however that the Company may remove you from the Board if required for an established regulatory or legal reason ); (iv) the Company conditions your continued service with the Company on your being transferred to a site of employment that would increase your one-way commute by more than 35 miles from your then principal residence; or (v) the Company requires you to relocate. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company must have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30-day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

7.Section 409A. It is intended that all of the Severance Benefits and other payments payable under this Agreement be exempt from the application of Code Section 409A, and if not so exempt that they comply with the provisions of Section 409A, and this Agreement will be construed and interpreted accordingly. For purposes of Code Section 409A, your right to

Exhibit 10.17

receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (b) the date of your death or
(c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid taxation under Code Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and
(iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
8.Section 280G; Parachute Payments.

(a)If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of

Exhibit 10.17

reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.Confidentiality; Company Rules and Policies. As a condition of your continued employment, you must sign and abide by the Company’s standard form of Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. You are also expected to comply with the Company’s rules and policies. Finally, during the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

10.Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Whether an outside activity interferes with the performance of your duties or presents a conflict of interest with the Company shall be determined by the Board in its sole discretion. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company (or is planning or

Exhibit 10.17

preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. Whether a person, corporation, firm, partnership or other entity competes with the Company shall be determined by the Board in its sole discretion.

11.Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including but not limited to sexual harassment claims, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent

Exhibit 10.17

either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
12.Miscellaneous. You acknowledge and agree that as of your execution of this Agreement, except as to your prior equity grants which remain in full force and effect, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement, together with your Proprietary Information and Inventions Agreement and existing equity grants, forms the complete and exclusive statement of your employment agreement with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including but not limited to the July 2019 Agreement (with the exception of Section 4 as it relates to your time-based equity awards). It is entered into without reliance on any promise or representation other than those expressly contained herein. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. The Company agrees to review this Agreement and those employment agreements of the other officers of the Company with the compensation committee with the aim that all material provisions of the officers’ employment agreements align to the extent applicable, and reflect their respective positions and individual circumstances. D&O insurance and indemnity will be provided to you consistent with that customarily provided to similarly situated executive officers of publicly traded companies. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Ohio. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Exhibit 10.17
Please sign and date this Agreement, and return it to me by February 25, 2021 if you wish to accept continued employment at the Company under the terms described above.
Best regards,

ROOT, INC.

/s/ Alexander Timm
Chief Executive Officer

Accepted and agreed:
/s/Daniel Rosenthal
Daniel Rosenthal

Date: 2/24/2021

Exhibit 10.17

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT